Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been presented to illustrate the estimated effect of the acquisition by Coherus BioSciences, Inc. (“Coherus”), a Delaware corporation, Crimson Merger Sub I, Inc., a direct, wholly owned subsidiary of Coherus (“Merger Sub I”), a Delaware corporation, and Crimson Merger Sub II, LLC, a direct, wholly owned subsidiary of Coherus (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), a Delaware limited liability company and a wholly owned subsidiary of Coherus, of Surface Oncology, Inc. (“Surface”), a Delaware corporation.

The following unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	the historical audited consolidated financial statements of Coherus contained in its Annual Report on Form 10-K for the year ended December 31, 2022;

•

the historical unaudited condensed consolidated financial information of Coherus as of and for the six months ended June 30, 2023 contained in Coherus’ Quarterly Report on Form 10-Q for the period ended June 30, 2023;

•	the historical audited consolidated financial statements of Surface for the year ended December 31, 2022 contained on Form 8-K filed on July 3, 2023; and

•

the historical unaudited condensed consolidated financial statements of Surface as of and for the six months ended June 30, 2023 contained in Surface’s Quarterly Report on Form 10-Q for the period ended June 30, 2023.

The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Mergers and related transactions (described below in “—Description of the Mergers and Related Transactions”) occurred as of the dates indicated, nor is it meant to be indicative of the actual combined financial position or future results of operations that Coherus will experience after the Mergers and related transactions. The unaudited pro forma condensed combined balance sheet is intended to provide information about the impact of the Mergers and related transactions as if they had been consummated on June 30, 2023. The unaudited pro forma condensed combined statements of operations are intended to provide information about the impact of the Mergers and related transactions as if they had occurred on January 1, 2022. The unaudited pro forma adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances, and is subject to change as additional information becomes available and analyses are performed.

The pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Mergers and the related transactions. The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented. There were no existing contractual relationships between Coherus and Surface during the periods presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands)

	Historical		Transaction Accounting		Combined Balance
	Coherus	Surface	Adjustments		Sheet
Assets
Current assets:
Cash and cash equivalents	$72,920	$14,842	$(8,405)	5a	$90,512
			32,530	5b
			(5,408)	5d
			(3,958)	5e
			(12,009)	5f
Investments in marketable securities	71,792	41,416	(32,530)	5b	80,678
Trade receivables	141,308	—	—		141,308
Inventory	63,989	—	—		63,989
Prepaid manufacturing	17,578	—	—		17,578
Other prepaids and current assets	17,897	4,330	—		22,227

Total current assets	385,484	60,588	(29,780)		416,292
Property and equipment	6,929	2,499	(2,499)	5a	6,929
Operating lease right-of-use asset	—	2,919	(2,919)	5a	—
Inventory, non-current	63,846	—	—		63,846
Finite-lived intangible assets	2,246	—	13,530	5c	15,776
Goodwill and indefinite-lived intangible assets	3,563	—	26,239	5c	29,802
Other assets, non-current	7,523	—	—		7,523

Total assets	$469,591	$66,006	$4,571		$540,168

Liabilities and stockholders’ equity
Accounts payable	$29,278	$609	$—		$29,887
Accrued rebates, fees and reserves	84,210	—	—		84,210
Accrued compensation	14,138	—	287	5c	14,425
Accrued and other current liabilities	41,814	6,731	4,040	5c	46,921
			296	5c
			(1,185)	5e
			(1,862)	5d
			(2,913)	5f
Operating lease liability	—	9,488	(9,488)	5a	—

Total current liabilities	169,440	16,828	(10,825)		175,443
Term loans	245,963	—	—		245,963
Convertible note payable	226,228	—	—		226,228
Lease liabilities, non-current	2,622	—	—		2,622
CVR liability, noncurrent	—	—	1,250	5c	1,250
Other liabilities, non-current	102	—	1,499	5c	1,601

Total liabilities	644,355	16,828	(8,076)		653,107
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock	9	6	(5)	5c	10
Additional paid-in capital	1,285,730	301,655	(235,998)	5c	1,351,387
Accumulated other comprehensive loss	(297)	(221)	221	5c	(297)
Accumulated deficit	(1,460,206)	(252,262)	(4,335)	5a	(1,464,039)
			268,466	5c
			(287)	5c
			(3,546)	5d
			(2,773)	5e
			(9,096)	5f

Total stockholders’ equity (deficit)	(174,764)	49,178	12,647		(112,939)

Total liabilities and stockholders’ equity	$469,591	$66,006	$4,571		$540,168

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except shares and per share amounts)

	Historical		Transaction Accounting		Combined Statement of
	Coherus	Surface	Adjustments		Operations
Net revenue	$91,152	$—	$—		$91,152
Costs and expenses:
Cost of goods sold	41,722	—	451	6j	42,173
Research and development	53,791	27,608	(1,032)	6c	75,737
			(1,435)	6d
			(1,452)	6e
			(1,743)	6g
Selling, general, and administrative	93,051	14,460	(563)	6c	103,697
			(1,199)	6d
			(882)	6e
			(1,170)	6g
Restructuring charges	4,876	3,234	—		8,110

Total costs and expenses	193,440	45,302	(9,025)		229,717

Loss from operations	(102,288)	(45,302)	9,025		(138,565)
Interest expense	(19,655)	(4,040)	1,584	6a	(19,655)
			2,456	6b
Other income (expense), net	3,345	1,409	(1,402)	6f	3,352

Loss before income taxes	(118,598)	(47,933)	11,663		(154,868)
Income tax provision (benefit)	—	—	—		—

Net loss (income)	$(118,598)	$(47,933)	$11,663		$(154,868)

Basic and diluted net loss per share	$(1.42)	$(0.79)			$(1.60)
Weighted-average number of shares used in computing basic and diluted net loss per share	83,469,247	60,673,195			96,900,692

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except shares and per share amounts)

	Historical		Transaction Accounting		Combined Statement of
	Coherus	Surface	Adjustments		Operations
Net revenue	$211,042	$—	$—		$211,042
License-related revenue	—	30,000	—		30,000

Total revenue	211,042	30,000	—		241,042
Costs and expenses:
Cost of goods sold	70,083	—	902	6j	70,985
Research and development	199,358	67,003	177	6i	268,629
			(1,004)	6e
			5,864	6g
			(2,769)	6d
Selling, general, and administrative	198,481	24,866	(363)	6e	231,652
			6,145	6g
			(1,070)	6d
			47	6i
			3,546	6h

Total costs and expenses	467,922	91,869	11,475		571,266

Loss from operations	(256,880)	(61,869)	(11,475)		(330,224)
Interest expense	(32,474)	(3,146)	3,146	6a	(32,474)
Loss on debt extinguishment	(6,222)	—	(2,456)	6b	(8,678)
Loss from lease termination	—	—	(5,785)	6c	(5,785)
Other income (expense), net	3,822	1,429	(1,458)	6f	3,793

Loss before income taxes	(291,754)	(63,586)	(18,028)		(373,368)
Income tax provision (benefit)	—	—	(380)	6k	(380)

Net loss (income)	$(291,754)	$(63,586)	$(17,648)		$(372,988)

Basic and diluted net loss per share	$(3.76)	$(1.14)			$(4.10)
Weighted-average number of shares used in computing basic and diluted net loss per share	77,630,020	55,761,386			91,061,465

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Mergers and Related Transactions

Coherus, Merger Sub I, Merger Sub II and Surface entered into the Merger Agreement, which provided for the merger of Merger Sub I with and into Surface, with Surface surviving the First Merger and continuing its existence under the Delaware General Corporation Law (“DGCL”) and becoming a direct, wholly owned subsidiary of Coherus and immediately thereafter, the merger of the Surviving Corporation with and into Merger Sub II, with Merger Sub II surviving. As a result of the Mergers, the separate existence of Merger Sub I and Surface ceased and Merger Sub II continued its existence under the Delaware Limited Liability Company Act as the Surviving Entity and as a direct, wholly owned subsidiary of Coherus. The total Merger Consideration primarily consisted of the right to receive contingent cash payments and/or common stock of Coherus in accordance with the Contingent Value Rights Agreement among Coherus, Computershare Inc. and Computershare Trust Company dated as of September 8, 2023 (the “CVRs”) with the estimated fair value as of September 8, 2023 of approximately $5.3 million, and for pro forma purposes, approximately13,485,784 shares of Coherus common stock based on a per share price of $4.89, which was the closing price of Coherus common stock on September 8, 2023.

At the time of the filing of the certificate of merger for the First Merger on September 8, 2023 (the “ Effective Time”) of the First Merger, each share of Surface common stock (other than (i) shares held in treasury by Surface or held directly by Coherus, Merger Sub I or Merger Sub II, which were cancelled or (ii) shares that were held by any holder who was entitled to demand and properly demanded appraisal of such shares of Surface common stock pursuant to, and in compliance with, Section 262 of the DGCL) that were issued and outstanding immediately prior to the Effective Time were converted automatically into the right to receive, without interest, (a) a number of shares of Coherus common stock equal to the Exchange Ratio of 0.1960, determined by dividing (x) the quotient obtained by dividing (1) $40,000,000 plus Surface Net Cash, determined and calculated in accordance with the Merger Agreement, by (2) $5.2831 (the VWAP for the five trading days through and including June 15, 2023), by (y) the total number of shares of Surface common stock issued and outstanding immediately prior to the Effective Time, on a fully-diluted and as-converted basis as determined in accordance with the Merger Agreement, and if applicable, cash in lieu of fractional shares (without interest and less any applicable withholding taxes), and (b) one CVR representing the right to receive the CVR Payment Amount. “CVR Payment Amount” means, with respect to each Holder for any CVR Payment Period in which the Net CVR Payments are greater than $0.00, a dollar amount per CVR equal to the Net CVR Payments during the applicable CVR Payment Period divided by the total number of CVRs reflected on the CVR Register as of the close of business on the last day of the applicable CVR Payment Period and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the last day of the applicable CVR Payment Period (rounded down to the nearest whole cent).is defined as Each CVR represents a contractual right to receive future conditional payments pursuant to the CVR Agreement and is settleable in cash, additional shares of Coherus common stock derived from the Coherus share price of $5.2831 per share, or a combination of cash and additional shares of Coherus common stock, at Coherus’ sole discretion, upon the achievement of certain development, regulatory approval, commercial milestones and annual sales-based royalties, if any, related to Surface’s covered agreements until 2033.

At the Effective Time, (i) each Surface Stock Option to purchase shares of Surface common stock granted under any of Surface’s equity incentive plans that was outstanding immediately prior to the Effective Time, if in-the-money, became vested, and automatically and without any required action on the part of the holder of such Surface Stock Option or Surface, was cancelled and the holder of such Surface Stock Options automatically received the Merger Consideration as specified in the Merger Agreement, (ii) each Surface Stock Option to purchase shares of Surface common stock granted that was outstanding as of immediately prior to the Effective Time, if underwater and held by any Covered Employee, was cancelled and replaced with a Coherus option on substantially the same terms as were in effect immediately prior to the Mergers, (iii) each Surface Stock Option to purchase shares of Surface common stock granted that was outstanding as of immediately prior to the Effective Time, if underwater and held by an employee who was not a Covered Employee, was cancelled and received no Merger Consideration and has no further rights with respect to such option, and (iv) each Surface RSU, whether vested or unvested, that was outstanding immediately prior to the Effective Time, if unvested, became vested, and the holder of such Surface RSUs automatically and without any required action on the part of the holder thereof or Surface, received the Merger Consideration as specified in the Merger Agreement. Three Surface employees joined Coherus subsequent to the Mergers.

In connection with the Mergers, the following related transactions occurred prior to the September 8, 2023, for which disclosures of pro forma financial information would be material and are included as transaction accounting adjustments described in Note 5 hereto.

•

Repayment of Surface’s convertible note: On June 15, 2023, in connection with entering into the Merger Agreement, Surface executed a payoff arrangement to repay its convertible note with a principal amount of $25.0 million, which was entered into on November 22, 2019. Pursuant to the payoff arrangement, which settled in full on June 16, 2023, Surface incurred a loss on debt extinguishment of $2.5 million.

•

Early termination of the operating lease for Surface’s corporate headquarters: On June 15, 2023, in connection with entering into the Merger Agreement, Surface executed a lease termination agreement related to the operating lease for its corporate headquarters in Cambridge, Massachusetts. Pursuant to the lease termination agreement, the operating lease terminated on September 15, 2023, with an aggregate termination fee of $10.0 million being paid to the landlord.

•	Liquidation of Surface’s marketable securities into cash: Surface partially liquidated its marketable securities into cash to maintain the Surface Net Cash pursuant to the Merger Agreement.

The Mergers were approved by the Coherus board of directors, the Surface board of directors and Surface stockholders, and all other closing conditions set forth in the Merger Agreement were satisfied. The Mergers closed on September 8, 2023.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11 of Regulation S-X, as amended (“Article 11”), and is presented in U.S. dollars. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company after the consummation of the Mergers and related transactions.

Coherus was the legal acquiror of Surface. For accounting purposes Surface was treated as the “acquired” company. This determination is primarily because subsequent to the Mergers, Coherus’ stockholders have a majority of the voting power of the combined company, Coherus controls a majority of the governing body of the combined company and Coherus’ senior management comprises the senior management of the combined company. The results of Surface will be presented within the consolidated results of Coherus from the date of Mergers going forward.

The unaudited pro forma condensed combined financial information for the Mergers and related transactions has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“U.S. GAAP”). Under the acquisition method, the assets and liabilities of Surface have been recorded generally at their preliminary estimated fair values using information that was known and knowable as of the date of this Current Report on Form 8-K/A. The unaudited pro forma condensed combined balance sheet as of June 30, 2023 reflects adjustments that depict the accounting for the Mergers and the related transactions as if they had occurred on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 and for the six months ended June 30, 2023 each reflect adjustments that give effect to Coherus’ results of operations as if the Mergers and related transactions had occurred on January 1, 2022, the first day of the earliest period presented.

The pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Mergers and the related transactions. The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented. There were no existing contractual relationships between Coherus and Surface during the periods presented in the unaudited pro forma condensed combined financial information.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. For pro forma purposes, the estimated fair value of Surface’s tangible and identifiable intangible assets acquired and liabilities assumed were based on a preliminary estimate of fair value. Any excess of the preliminary estimated purchase price over the estimated fair value of identified assets acquired and liabilities assumed is recognized as goodwill or if there is an excess of the estimated fair value of identified assets acquired and liabilities assumed over the preliminary estimated purchase price, the excess is recognized as a bargain purchase gain. The final purchase price allocation will be determined when the final purchase price has been determined, detailed valuations and any other studies and calculations deemed necessary have been completed. Therefore, when the actual amounts are recorded at the completion of the Mergers, they may differ materially from the information presented in this unaudited condensed combined pro forma information as a result of various factors, primarily due to the amount of cash used in Surface’s operations between June 30, 2023 and the Closing.

Coherus and Surface have incurred certain non-recurring charges in connection with the Mergers, the substantial majority of which consist of severance compensations offered to Surface’s executives and non-executive employees, a termination fee resulting from the early termination of Surface’s operating lease, the prepayment and final balloon payment of Surface’s convertible note, and transaction costs related to financial advisors, legal services and professional accounting services. These costs are not expected to be incurred in any period beyond twelve months from the Closing Date. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 reflect the effects of these non-recurring charges, which are not accrued for in the historical balance sheets of Coherus and Surface as of June 30, 2023.

3. Preliminary Estimated Purchase Price

The following table summarizes the preliminary estimate of the purchase price:

(amounts in thousands, except share and per share amounts)
Coherus common stock issued for Upfront Consideration at Closing	13,270,345
Coherus common stock share price as of September 8, 2023	$4.89

Fair value of equity of the combined company owned by Surface equity holders	$64,892
Fair value of contingent CVR liability	5,290
Fair value of equity of the combined company owned by Surface former employees*	766

Total preliminary estimated purchase price	$70,948

*	Represents 161,100 shares of Coherus common stock, net of shares withheld for taxes, issued to Surface’s former employees on September 8, 2023.

The Merger Consideration in the unaudited pro forma condensed combined financial information was calculated in accordance with the terms of the Merger Agreement using Surface Net Cash as if the transaction had been consummated on June 30, 2023. Surface Net Cash decreased significantly between June 30, 2023 and the Closing, thus the final Merger Consideration, the quantity of Coherus shares and CVRs issued to Surface stockholders are each lower than the amounts reflected in the pro forma condensed combined financial information.

4. Preliminary Estimated Purchase Price Allocation

Coherus has accounted for the Surface Acquisition as a business combination which requires, among other things, that the assets acquired and liabilities assumed generally be recognized at their fair values as of the Acquisition Date. Fair value estimates are based on Coherus management’s estimated future cash flows from revenues of acquired assets, the timing and projection of costs and expenses and the related profit margins, tax rates, and discount rate. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact Coherus’ results of operations. The purchase price allocation for the Surface Acquisition is preliminary and subject to revisions as additional information about fair value of assets and liabilities becomes available. This is primarily related to Coherus’ deferred tax liabilities assumed in connection with the Surface Acquisition, as the 2023 short period tax returns have not yet been filed. Additional information that existed as of the Acquisition Date, but is unknown to Coherus, may become known during the remainder of the measurement period, not to exceed 12 months from the Acquisition Date. Any changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in material adjustments to the bargain purchase gain or goodwill recognized, if any. The following table summarizes allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed:

(amounts in thousands)
Cash and cash equivalents	$23,000
Investments in marketable securities	8,886
Other prepaids and current assets	4,330
IPR&D	26,239
Out-License	13,530

Total assets acquired	75,985
Accounts payable	609
Accrued and other current liabilities	2,929
Deferred tax liability	1,499

Total liabilities assumed	5,037

Net assets acquired	70,948

Less: Cash acquired	23,000

Acquisition consideration	$47,948

The preliminary estimate of the purchase price allocated to identifiable intangible assets consisted of the following assets:

(amounts in thousands)	Useful lives	Fair value as of the Closing Date
In-Process R&D	n/a	$26,239
Out-License - GSK	15 years	2,506
Out-License - Novartis	15 years	11,024

		$39,769

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

Transaction accounting adjustments for the Mergers and related transactions:

a)

To reflect the cash settlement of $8.4 million for the early termination of the operating lease for Surface’s corporate headquarters. The property and equipment, net of $2.5 million, the operating lease right-of-use assets of $2.9 million, and the current operating lease liability of $9.5 million have been derecognized with a corresponding offset to increase accumulated deficit by $4.3 million resulting from the early termination of the operating lease.

b)	To reflect the partial liquidation of Surface’s marketable securities into cash for the purpose of maintaining the Minimum Company Net Cash pursuant to the Merger Agreement.

c)

To reflect, upon the Closing of the Mergers, (i) the derecognition of historical accumulated deficit, common stock, additional paid-in capital and accumulated other comprehensive loss of Surface, (ii) the recognition of the estimated fair value of finite-lived intangible assets of $13.5 million and indefinite-lived intangible assets of $26.2 million acquired, (iii) the recognition of the preliminary estimated fair value of the current and non-current portions of the contingent CVR liability of $4.0 million and $1.3 million, respectively, (iv) the deferred tax liability of $1.5 million, (v) the conversion and exchange of all then outstanding shares of Surface’s common stock into 13,270,345 shares of Coherus common stock at a par value of $0.0001 per share and additional paid-in capital, (vi) the conversion and exchange of all then in-the-money options and RSUs of Surface into 215,439 shares of Coherus common stock at a par value of $0.0001 per share and additional paid-in capital, (vii) the withholding of 54,339 shares, with a value of $0.3 million, for net settlement of the 215,439 shares noted in (vi), and $0.3 million in other purchase accounting adjustments.

d)

To reflect the cash settlement of $5.4 million related to Coherus’ estimated transaction costs consisting of advisory, legal, accounting and auditing fees and other professional fees. These costs are recorded as a reduction in cash of $5.4 million, a reduction in accrued and other current liabilities of $1.9 million, and an increase in accumulated deficit of $3.5 million (see Note 6(h)).

e)

To reflect the cash settlement of $4.0 million related to Surface’s estimated transaction costs consisting of advisory, legal, accounting and auditing fees and other professional fees. These costs are recorded as a reduction in cash of $4.0 million, a reduction in accrued and other current liabilities of $1.2 million, and an increase in accumulated deficit of $2.8 million). The total amount of the estimated transaction costs is $5.0 million, of which $1.0 million was paid in the first half of 2023.

f)

To reflect the cash settlement of Surface’s employee severance of $12.0 million with corresponding offsets to decrease accrued and other current liabilities of $2.9 million and to increase Surface’s accumulated deficit of $9.1 million.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022, are as follows:

a)

To reflect the derecognition of historical interest expense of $1.6 million and $3.1 million for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively, related to the cash settlement of the Surface’s convertible note as if it had occurred on January 1, 2022.

b)

To reflect the loss on debt extinguishment of $2.5 million for the year ended December 31, 2022 related to Surface’s convertible note as if it had occurred on January 1, 2022 (see Note 1) and a corresponding adjustment to Surface’s historical statement of operations for the six months ended June 30, 2023 to derecognize the loss on debt extinguishment of $2.5 million. This is a non-recurring item.

c)

To record the loss on early termination of the operating lease for Surface’s corporate headquarters of $5.8 million for the year ended December 31, 2022 as if it had occurred on January 1, 2022 and a corresponding adjustment to Surface’s historical statement of operations for the six months ended June 30, 2023 for the loss on early termination of the operating lease to derecognize research and development expense of $1.0 million and selling, general and administrative expense of $0.6 million. This is a non-recurring item.

d)

To reflect the derecognition of historical lease and depreciation expense, net of sublease income, of $2.6 million and $3.8 million for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively, related to the early termination of the operating lease for Surface’s corporate headquarters. Of the aggregate historical lease and depreciation expense of $2.6 million for the six months ended June 30, 2023, $1.4 million and $1.2 million have been derecognized from research and development expense and selling, general and administrative expense, respectively. Of the aggregate historical lease and depreciation expense of $3.8 million for the year ended December 31, 2022, $2.7 million and $1.1 million have been derecognized from research and development expense, and selling, general and administrative expense, respectively.

e)

To reflect the derecognition of historical depreciation expense related to the write-off of property and equipment, net of $2.3 million and $1.4 million for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively, in connection with the early termination of the operating lease for Surface’s corporate headquarters as if the Mergers had occurred on January 1, 2022. Of the aggregate historical depreciation expense of $2.3 million for the six months ended June 30, 2023, $1.4 million and $0.9 million have been derecognized from research and development expense and selling, general and administrative expense, respectively. Of the aggregate historical lease expense of $1.4 million for the year ended December 31, 2022, $1.0 million and $0.4 million have been derecognized from research and development expense and selling, general and administrative expense, respectively.

f)

To reflect the derecognition of historical interest and investment income of $1.4 million and $1.5 million for the six months ended June 30, 2023 and for the year ended December 31, 2022, respectively, related to Surface’s marketable securities as such securities were partially liquidated to meet the Minimum Company Net Cash amount.

g)

To reflect the recognition of Surface’s severance expense of $12.0 million offered to executives and non-executive employees as if it occurred on January 1, 2022. Of the aggregate Surface’s severance expense of $12.0 million for the year ended December 31, 2022, $5.9 million and $6.1 million have been recorded to research and development expense, and selling, general and administrative expense, respectively. For the six months ended June 30, 2023, severance expense totaling $2.9 million was recorded in the Surface’s historical statement of operations and thus research and development expense of $1.7 million and selling, general and administrative expense of $1.2 million have been derecognized. This is a non-recurring item.

h)

To reflect Coherus’ estimated remaining transaction costs of $3.5 million consisting of advisory, legal, accounting and auditing fees and other professional fees as if they occurred in the year ended December 31, 2022. This is a non-recurring item.

i)

To reflect the post-combination expense of $0.2 million related to the accelerated vesting of in-the-money options held by Surface’s non-executive employees in the year ended December 31, 2022, of which, $0.2 million and $0.0 million has been recorded as research and development expense, and selling, general and administrative expense, respectively. This is a non-recurring item.

j)

To record amortization expense of $0.5 million and $0.9 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, related to the finite-lived intangible assets as if the Mergers and related transactions had occurred on January 1, 2022 (see Note 5(c)).

k)	To record the tax benefit of $0.4 million related to the deferred tax liability recorded in connection with the $1.5 million deferred tax liability (see Note 5(c)).

7. Pro Forma Earnings Per Share

The below table presents the calculation of pro forma combined basic and diluted net loss per share of Coherus common stock as if the Mergers and the related transactions had occurred on January 1, 2022, after giving effect to the following impacts for the six months ended June 30, 2023 and for the year ended December 31, 2022:

•	The preliminary estimated number of shares of Coherus common stock issued for Upfront Consideration calculated using the Exchange Ratio; and

•	The preliminary estimated number of shares of Coherus common stock issued as part of the Merger Consideration to Surface former employees.

(amounts in thousands, except share and per share amounts)	For the Six Months Ended June 30, 2023	For the Year Ended December 31, 2022
Pro forma net loss attributable to stockholders	$(154,868)	$(372,988)
Weighted average common shares outstanding	83,469,247	77,630,020
Coherus common stock to Surface shareholders for Upfront Consideration	13,270,345	13,270,345
Coherus common stock issued to Surface former employees as part of Merger Consideration	161,100	161,100

Pro forma weighted average number of shares - basic and diluted **	96,900,692	91,061,465

Basic and diluted net loss per share	$(1.60)	$(4.10)

**	The following outstanding dilutive potential shares were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	For the Six Months Ended June 30, 2023	For the Year Ended December 31, 2022
Shares related to Surface non-executive stock options that converted and were issued following the close of the Mergers	45,800	45,800
RSUs owned by Surface employees that accelerated and converted into shares of Coherus common stock following the close of the Mergers	24,533	24,533
RSUs owned by Surface employees that vested on August 1, 2023 and converted into shares of Coherus common stock	50,485	50,485
Stock options owned by Coherus employees, including shares subject to its employee stock purchase plan	23,713,858	22,214,875
Restricted stock units owned by Coherus employees	2,462,311	2,399,465
Shares issuable upon conversion of Coherus’ 2022 convertible notes	—	1,078,632
Shares issuable upon conversion of Coherus’ 2026 convertible notes	11,942,152	11,942,152

	38,239,139	37,755,942